Exhibit 99.1


    Guess?, Inc. Reports 0.5% Increase in November Comparable Store Sales

              - Total Retail Sales for November Increase 8.0% -

                   - Updates Fourth Quarter 2004 Guidance -

    LOS ANGELES, Dec. 2 /PRNewswire-FirstCall/ -- Guess?, Inc. (NYSE: GES) today reported that total November retail sales for the four weeks ended November 27, 2004 were $46.6 million, an increase of 8.0% from sales of $43.2 million for the four weeks ended November 29, 2003. Comparable store sales for the November period increased 0.5%.
    The retail sales performance for November 2004 was weaker than the Company anticipated. Despite the strong performance of the Company's more contemporary Marciano line, sales results of the women's business in November were disappointing, particularly in non-denim bottoms. In addition, within the current competitive retail environment and in an effort to maintain clean inventories, the Company increased its promotional activity, negatively impacting November margins.
    Based on these trends and plans for the rest of the year, the Company is providing the following update to its fourth quarter guidance. The Company now expects total fourth quarter retail sales to increase in the high-single digits on a percentage basis, with December comparable store sales flat versus the year-ago period. The Company now expects overall gross margins to be flat to 50 basis points lower in the fourth quarter of 2004 compared with the fourth quarter of 2003. SG&A expenses in dollars are expected to increase in the fourth quarter of 2004 in the mid- to high-single digits on a percentage basis, primarily to support the Company's larger store base and the roll out of the new Marciano brand. As a result, the Company expects fourth quarter SG&A expenses to be slightly lower as a percent of 2004 revenues compared to 2003 levels.

    Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At November 27, 2004, the Company owned and operated 287 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.

    Except for historical information contained herein, certain matters discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued availability of sufficient working capital, the successful integration of new stores into existing operations, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), possible cancellations of wholesale orders, the success of competitive products, and the availability of adequate sources of capital. In addition to these factors, the economic and other factors identified in the Company's most recent annual report on Form 10-K for the fiscal year ended December 31, 2003 including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company's other public documents.

    For further information, please contact: Carlos Alberini, President & Chief Operating Officer, +1-213-765-3582, or Frederick G. Silny, SVP & Chief Financial Officer, +1-213-765-3289, both of Guess?, Inc.; or Wendi Kopsick of Kekst and Company, +1-212-521-4800, for Guess?, Inc.

SOURCE  Guess?, Inc.
    -0-                             12/02/2004
    /CONTACT: Carlos Alberini, President & Chief Operating Officer, +1-213-765-3582, or Frederick G. Silny, SVP & Chief Financial Officer, +1-213-765-3289, both of Guess?, Inc.; or Wendi Kopsick of Kekst and Company, +1-212-521-4800, for Guess?, Inc./
    /Web site:  http://www.guess.com /
    (GES)

CO:  Guess?, Inc.
ST:  California
IN:  FAS REA
SU:  SLS ERP